                  RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

                                      Among

                      AMERICAN AXLE & MANUFACTURING, INC.,

                AMERICAN AXLE & MANUFACTURING OF MICHIGAN, INC.,

                          JUPITER CAPITAL CORPORATION,
                              MR. RICHARD E. DAUCH,
                              MR. MORTON E. HARRIS,

                                       and

                              AAM ACQUISITION, INC.

                                   dated as of

                               September 19, 1997


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                                TABLE OF CONTENTS
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
ARTICLE I            PURCHASE AND SALE OF ACQUIRED SHARES; RECAPITALIZATION.......................  2
                     1.1  Purchase and Sale of Acquired Shares....................................  2
                     1.2  Recapitalization........................................................  2
                     1.3  The Closing.............................................................  3
                     1.4  Phantom Stock Options...................................................  5
                     1.5  Further Assurances......................................................  6

ARTICLE II           REPRESENTATIONS AND WARRANTIES REGARDING
                     THE STOCKHOLDERS.............................................................  7
                     2.1  Ownership of Stock......................................................  7
                     2.2  Authorization, Etc. ....................................................  7
                     2.3  No Approvals or Conflicts...............................................  7

ARTICLE III          REPRESENTATIONS AND WARRANTIES REGARDING
                     THE COMPANY..................................................................  8
                     3.1  Corporate Organization..................................................  8
                     3.2  Capital Stock...........................................................  9
                     3.3  Authorization, Etc......................................................  9
                     3.4  Financial Statements.................................................... 10
                     3.5  No Undisclosed Liabilities.............................................. 10
                     3.6  No Approvals or Conflicts............................................... 11
                     3.7  Compliance with Law; Governmental Authorizations........................ 11
                     3.8  Litigation.............................................................. 12
                     3.9  Title to Assets......................................................... 12
                     3.10  Absence of Certain Changes............................................. 12
                     3.11  Taxes.................................................................. 12
                     3.12  Employee Benefits...................................................... 14
                     3.13  Labor Relations........................................................ 15
                     3.14  Patents, Trademarks, Trade Names, Etc. ................................ 15
                     3.15  Contracts.............................................................. 16
                     3.16  Environmental Matters.................................................. 16
                     3.17  Brokers' and Other Fees................................................ 16
                     3.18  Affiliated Transactions................................................ 17
                     3.19  Recalls................................................................ 17
                     3.20  Product Liability Claims............................................... 17
                     3.21  Real Property.......................................................... 17

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                                        i

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
                     3.22  Insurance.............................................................. 18
                     3.23  Required Assets........................................................ 19

ARTICLE IV           REPRESENTATIONS AND WARRANTIES REGARDING
                     PURCHASER.................................................................... 19
                     4.1  Organization............................................................ 19
                     4.2  Authorization, Etc. .................................................... 19
                     4.3  No Approvals or Conflicts............................................... 19
                     4.4  Acquisition for Investment.............................................. 20
                     4.5  Financing............................................................... 20
                     4.6  No Brokers' or Other Fees............................................... 20

ARTICLE V            COVENANTS AND AGREEMENTS..................................................... 21
                     5.1  Conduct of Business by Company.......................................... 21
                     5.2  Access to Books and Records; Cooperation................................ 22
                     5.3  Filings and Consents.................................................... 23
                     5.4  Tax Matters............................................................. 23
                     5.5  WARN Act................................................................ 26
                     5.6  Employee Benefits....................................................... 27
                     5.7  Supplements to Disclosure Schedule...................................... 27
                     5.8  Covenant to Satisfy Conditions.......................................... 27
                     5.9  Director and Officer Liability and Indemnification...................... 27
                     5.10  Contact with Customers and Suppliers................................... 28
                     5.11  Financing.............................................................. 28
                     5.12  Affiliated Transactions................................................ 28
                     5.13  Financial Statements and Reports....................................... 28
                     5.14  Section 338(h)(10) Election............................................ 29
                     5.15  Disclosure............................................................. 29

ARTICLE VI           CONDITIONS TO THE STOCKHOLDERS'
                     OBLIGATIONS.................................................................. 30
                     6.1  Representations and Warranties.......................................... 30
                     6.2  Performance............................................................. 30
                     6.3  Preferred Stock Purchase and Redemption................................. 30
                     6.4  Officer's Certificate................................................... 31
                     6.5  HSR Act................................................................. 31
                     6.6  Injunctions............................................................. 31
                     6.7  Closing Certificates.................................................... 31

                                                                                                 Page

ARTICLE VII                     CONDITIONS TO PURCHASER'S OBLIGATIONS............................. 31
                     7.1  Representations and Warranties.......................................... 31
                     7.2  Performance............................................................. 32
                     7.3  Preferred Stock Purchase and Redemption................................. 32
                     7.4  Park Corporation Guarantee.............................................. 32
                     7.5  Officer's Certificate................................................... 32
                     7.6  HSR Act................................................................. 32

                     7.7  Injunctions and Certain Other Matters................................... 32
                     7.8  Funding................................................................. 33
                     7.9  Resignation of Directors................................................ 33
                     7.10  Closing Certificates................................................... 33
                     7.11  Stockholder Approval................................................... 33

ARTICLE VIII                 TERMINATION.......................................................... 33
                     8.1  Termination............................................................. 33
                     8.2  Procedure and Effect of Termination..................................... 34

ARTICLE IX           MISCELLANEOUS................................................................ 35
                     9.1  Indemnification......................................................... 35
                     9.2  The Stockholders' Obligations........................................... 38
                     9.3  Fees and Expenses....................................................... 38
                     9.4  Governing Law........................................................... 39
                     9.5  Amendment............................................................... 39
                     9.6  No Assignment........................................................... 39
                     9.7  Waiver.................................................................. 39
                     9.8  Notices................................................................. 40
                     9.9  Complete Agreement...................................................... 41
                     9.10  Counterparts........................................................... 41
                     9.11  Publicity.............................................................. 41
                     9.12  Headings............................................................... 42
                     9.13  Severability........................................................... 42
                     9.14  Third Parties.......................................................... 42
                     9.15  CONSENT TO JURISDICTION AND SERVICE OF

                             PROCESS.............................................................. 42
                     9.16  WAIVER OF JURY TRIAL................................................... 42

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                                       iii

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
 SCHEDULE I
 EXHIBIT A           Form of Stockholders Agreement
 EXHIBIT B           Form of Park Corporation Guarantee

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                                       iv

                  RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

                  This Recapitalization and Stock Purchase Agreement (this "Agreement"), dated as of September 19, 1997, is entered into by and among American Axle & Manufacturing, Inc., a Delaware corporation (the "Company"), American Axle & Manufacturing of Michigan, Inc., a Michigan corporation and a wholly owned subsidiary of the Company ("AAMM"), Jupiter Capital Corporation, an Ohio corporation ("Jupiter"), Mr. Richard E. Dauch and Mr. Morton E. Harris (each such individual owner and Jupiter is referred to herein as a "Stockholder" and both such individuals and Jupiter are referred to herein collectively as the "Stockholders"), and AAM Acquisition, Inc., a Delaware corporation ("Purchaser").

                  WHEREAS, the Stockholders collectively own, beneficially and of record, an aggregate of 21,053 shares (the "Company Shares") of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company, 18,261 of which are owned by Jupiter, 1,488 of which are owned by Mr. Dauch and 1,304 of which are owned by Mr. Harris;

                  WHEREAS, the Company Shares constitute all of the issued and outstanding shares of Company Common Stock as of the date hereof;

                  WHEREAS, the Stockholders desire to contribute the Company Shares to AAMM in exchange for an aggregate of 21,053 newly issued shares (the "AAMM Shares") of Common Stock, par value $0.01 per share (the "AAMM Common Stock"), of AAMM, on the terms and subject to the conditions set forth herein;

                  WHEREAS, in connection with the foregoing, the parties hereto desire to recapitalize the Company and the Subsidiaries by virtue of extensions of credit to the Company and certain related transactions as more fully set forth herein;

                  WHEREAS, the parties hereto desire that the proceeds from such extensions of credit be used to (i) repay certain indebtedness of the Company,
(ii) redeem all of the Company's issued and outstanding shares of Class A Preferred Stock, $.01 par value per share (the "Class A Preferred Stock"), (iii) distribute a cash dividend to AAMM in an amount sufficient to (x) repurchase 11,125 AAMM Shares (the "Jupiter Recapitalization Shares") to be held by Jupiter and 1,266 AAMM Shares (the "Harris Recapitalization Shares" and, together with the Jupiter Recapitalization Shares, the "Recapitalization Shares") to be held by Mr. Harris and (y) pay to Jupiter an amount equal to the estimated Election Taxes, as set forth in Schedule I hereto

(the "Election Taxes"), and (iv) consummate certain other transactions as more fully set forth herein; and

                  WHEREAS, in connection with the foregoing transactions, Jupiter desires to sell to Purchaser, and Purchaser desires to purchase from Jupiter, 6,602 AAMM Shares (the "Jupiter Acquired Shares") to be held by Jupiter, and Mr. Dauch desires to sell to Purchaser, and Purchaser desires to purchase from Mr. Dauch 595 AAMM Shares (the "Dauch Acquired Shares" and, together with the Jupiter Acquired Shares, the "Acquired Shares") to be held by Mr. Dauch, on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

             PURCHASE AND SALE OF ACQUIRED SHARES; RECAPITALIZATION

                  1.1 Purchase and Sale of Acquired Shares. Each of Jupiter and Mr. Dauch agrees to sell to Purchaser, and Purchaser agrees to purchase from Jupiter and Mr. Dauch, the Acquired Shares at the Closing, free and clear of any preemptive rights, options, rights, liens, claims or other encumbrances or restrictions ("Encumbrances") and on the terms and subject to the conditions set forth in this Agreement. The aggregate purchase price for the Jupiter Acquired Shares is $110,991,372 (the "Jupiter Acquired Shares Purchase Price") and the aggregate purchase price for the Dauch Acquired Shares is $10,003,009 (the "Dauch Acquired Shares Purchase Price" and, together with the Jupiter Acquired Shares Purchase Price, the "Acquired Shares Purchase Price"), in each case payable in immediately available United States funds at the Closing in the manner provided in Section 1.3(a)(ix).

                  1.2 Recapitalization. The Recapitalization will consist of the following transactions, upon the terms and subject to the conditions set forth in this Agreement (collectively, the "Recapitalization"), which transactions will be consummated in the following order:

                      (a) At the Closing the Company shall borrow funds, provided that Purchaser shall have caused certain financial institutions (the "Lenders") to lend such funds to the Company (such borrowings are collectively referred to herein as the "Financing"), such that, when taken together with other cash available to the

Company, the Company has sufficient cash at the Closing (net of any fees, expenses and other costs required to be paid by the Company in connection with the transactions contemplated hereby) to, among other things, (i) repay the indebtedness of the Company set forth in Section 1.2(a) of the Disclosure Schedule attached hereto and made a part hereof (the "Disclosure Schedule"), and
(ii) redeem all of the Class A Preferred Stock held by Jupiter.

                      (b) The Stockholders shall contribute the Company Shares to AAMM in exchange for the AAMM Shares.

                      (c) In connection with the Recapitalization, AAMM and Jupiter shall jointly cause the election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and other related elections as described in Section 5.14.


                      (d) The Company shall declare and pay a dividend to AAMM in cash in an amount equal to the entire net proceeds of the Financing less amounts paid by the Company in connection with the transactions set forth in clauses (a)(i) and (a)(ii) of this Section 1.2, and immediately thereafter cancel any shares of AAMM Common Stock owned by the Company.

                      (e) AAMM shall pay to Jupiter an amount equal to the Election Taxes.

                      (f) AAMM shall repurchase the Jupiter Recapitalization Shares for a purchase price of $187,031,053 (the "Jupiter Recapitalization Cash Consideration") and shall repurchase the Harris Recapitalization Shares for a purchase price of $21,283,713 (the "Harris Recapitalization Cash Consideration"), in each case payable in immediately available funds at the Closing in the manner provided in Section 1.3(a)(vii).

                      (g) Purchaser shall purchase from Jupiter and Mr. Dauch the Acquired Shares as set forth in Section 1.1.

                  1.3 The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of Simpson Thacher & Bartlett at 425 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the second business day or as soon thereafter as practicable following the satisfaction or waiver of all of the conditions set forth in Articles VI and VII hereof

(the "Closing Date"), or at such other place and time as may be agreed upon by the Stockholders and Purchaser.

                      (a) At the Closing, the following transactions will be consummated in the following order:

                          (i) the Company shall consummate the Financing, provided that Purchaser shall have caused the Lenders to provide the Financing;

                          (ii) the Company shall (x) repay all amounts of outstanding indebtedness of the Company listed on Section 1.2(a) of the Disclosure Schedule and (y) redeem all of the Class A Preferred Stock held by Jupiter;

                          (iii) the Stockholders shall contribute the Company Shares to AAMM in exchange for the AAMM Shares;

                          (iv) AAMM and Jupiter shall jointly cause the election under Section 338(h)(10) of the Code, and other related elections as described in Section 5.14;

                          (v) the Company shall declare and pay a dividend to AAMM in cash in an amount equal to the entire net proceeds of the

         Financing less amounts paid by the Company in connection with the transactions set forth in clauses (a)(ii)(x) and (a)(ii)(y) of this
         Section 1.3, and immediately thereafter cancel any shares of AAMM Common Stock owned by the Company;

                          (vi) AAMM shall pay to Jupiter an amount equal to the estimated Election Taxes, as set forth in Schedule I hereto;

                          (vii) AAMM shall pay to Jupiter the Jupiter
         Recapitalization Cash Consideration and pay to Mr. Harris the Harris Recapitalization Cash Consideration by wire transfer of immediately available funds to such account or accounts as Jupiter and Mr. Harris may direct by written notice delivered to AAMM at least two Business Days before the Closing Date. Simultaneously with such payments and deliveries, (A) Jupiter will assign and transfer to

         AAMM good and valid title in and to the Jupiter Recapitalization Shares and (B) Mr. Harris will assign and transfer to AAMM good and valid title in and to the Harris Recapitalization Shares. Each such Recapitalization Share delivered by Jupiter and Mr. Harris to AAMM shall be delivered free and clear of any Encumbrances and each certificate representing such Recapitalization Shares delivered by Jupiter and Mr. Harris shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of AAMM;

                          (viii) Purchaser will pay Jupiter the Jupiter
         Acquired Shares Purchase Price and pay Mr. Dauch the Dauch Acquired Shares Purchase Price by wire transfer of immediately available funds to such account or accounts as Jupiter and Mr. Dauch may direct by written notice delivered to Purchaser at least two Business Days before the Closing Date. Simultaneously with such payment and delivery, (A) Jupiter will assign and transfer to Purchaser good and valid title in and to the Jupiter Acquired Shares held by Jupiter and (B) Mr. Dauch will assign and transfer to Purchaser good and valid title in and to the Dauch Acquired Shares held by Mr. Dauch. Each such Acquired Share delivered by Jupiter and Mr. Dauch to Purchaser shall be delivered free and clear of any Encumbrances and each certificate representing such Acquired Shares delivered by Jupiter and Mr. Dauch shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Purchaser; and

                          (ix) AAMM, Purchaser and the Stockholders shall enter into a Stockholders Agreement (the "Stockholders Agreement"), substantially in the form attached hereto as Exhibit A.

                      (b) All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Purchaser. All instruments and documents executed and delivered to the Stockholders or the Company pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Stockholders or the Company, as applicable.

                  1.4 Phantom Stock Options. The Company shall take all actions necessary to provide that, immediately prior to the Closing, each phantom stock option (each, a "Phantom Stock Option") granted to a Company employee pursuant to the Company's Phantom Stock Plan (the "Phantom Stock Plan") that is listed in
Section 1.4 of the Disclosure Schedule and is outstanding immediately prior to the Closing, whether or not then vested or exercisable, shall, effective as of the Closing and subject to any required consent of the option holder, be cancelled in exchange for (x) a single lump sum cash payment equal to the product of (1) the number of phantom shares of Common Stock subject to such Phantom Stock Option and (2) $16,811.78 less the exercise price per share of such Phantom Stock Option (the "Phantom Stock Value"), (y) newly issued AAMM options, each with a value on the Closing Date equal to the Phantom Stock Value or (z) a combination of cash and shares of AAMM Common Stock, each with a value equal to the Phantom Stock Value; provided that the foregoing shall not require any action that violates the rights of any optionee under the Phantom Stock Plan, the Phantom Stock Options or any agreements in respect thereof. The parties will allocate the deduction attributable to the cancellation of options under this Section 1.4 to the taxable period ending on the Closing Date. The parties agree that the aggregate Phantom Stock Value that is exchanged for newly issued options of AAMM (such aggregate value, the "Phantom Exchange Value") shall be (i) deducted from the amount of Acquired Share Purchase Price paid by Purchaser to Jupiter and (ii) added to the amount of Recapitalization Cash Consideration paid to Jupiter. The parties also agree that (i) the number of Jupiter Acquired Shares received from Jupiter by Purchaser shall be reduced by an amount equal to the quotient of (x) the Phantom Exchange Value divided by (y) 16,811.78 (the "Phantom Share Adjustment Amount") and (ii) the number of Recapitalization Shares purchased from Jupiter by AAMM shall be increased by the Phantom Adjustment Amount.

                  1.5 Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                           REGARDING THE STOCKHOLDERS


                  Each Stockholder hereby represents and warrants to Purchaser, with respect to such Stockholder only, as follows:

                  2.1 Ownership of Stock. Each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder's name in Section 2.1 of the Disclosure Schedule. The Company Shares owned by the Stockholders are owned free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Acquired Shares, free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by Purchaser or any of its affiliates ("Affiliates") as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  2.2 Authorization, Etc. Each Stockholder has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors and the sole stockholder of Jupiter have duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other action on the part of a Stockholder is necessary to approve and authorize the execution and delivery by such Stockholder of this Agreement and the consummation by each Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed by each Stockholder and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of each Stockholder, enforceable against such Stockholder in accordance with its terms, except that
(i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  2.3 No Approvals or Conflicts. Except as set forth in Section
2.3 of the Disclosure Schedule or expressly provided herein, neither the execution and deliv-ery by the Stockholders of this Agreement nor the consummation by the Stockholders of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon the Stockholders' interest in the Shares under the Certificate of Incorporation or Bylaws of Jupiter or any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Stockholders or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Stockholders or any of their respective properties or (iv) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, which, in the case of clauses (ii), (iii) and (iv) above, would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of such Stockholder to consummate the transactions contemplated hereby.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

                  The Company hereby represents and warrants to Purchaser as follows:

                  3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder (it being understood that no representation or warranty is being made by the Company regarding the ability to finance the transactions contemplated hereby) (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered to Purchaser complete and correct copies of the Certificate of Incorporation and all amendments thereto to the date hereof, and the Bylaws as presently in effect of the Company.

Section 3.1 of the Disclosure Schedule sets forth a list of each of the Company's subsidiaries (the "Subsidiaries"). Each Subsidiary is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the power and authority to carry on its business as now being conducted and has the power and authority to own and operate the properties and assets now owned and being operated by it. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business.

                  3.2 Capital Stock. The authorized capital stock of the Company consists of (i) 36,134 shares of Company Common Stock of which, as of the close of business on the date of this Agreement, 21,053 shares were issued and outstanding, (ii) 13,334 shares of Class A Preferred Stock, of which, as of the close of business on the date of this Agreement, 13,334 shares were issued and outstanding, and (iii) 50 shares of Class B 8% Non-Voting Preferred Stock, $0.01 par value per share, none of which is issued or outstanding. As of the date of this Agreement, 1,747 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options ("Company Options") pursuant to the Nonqualified Stock Option Agreement, dated as of February 27, 1994, by and between the Company and Mr. Dauch. Except as set forth above, or as a result of the exercise of the Company Options outstanding as of the date of this Agreement, and except as set forth in Section 3.2 of the Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of common stock of the Company, including any rights of conversion or exchange under any outstanding securities or other instruments, other than restrictions imposed by Federal and state securities laws. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid, nonassessable and free of preemptive rights. All of the issued and outstanding shares of each Subsidiary are owned by the Company and all such shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company is, and always has been, the sole owner of all the issued and outstanding shares of AAMM. The AAMM Shares, when issued and delivered to the Stockholders at the Closing in accordance with the terms hereof, shall have been duly authorized and validly issued and, upon receipt by AAMM of the Company Shares, shall be fully paid and nonassessable.

                  3.3 Authorization, Etc. Each of the Company and AAMM has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of each of the

Company and AAMM, and the sole stockholder of AAMM, have duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other action on the part of the Company or AAMM is necessary to approve and authorize the execution and delivery by the Company and AAMM of this Agreement and the consummation by the Company and AAMM of the transactions contemplated hereby. This Agreement has been duly and validly executed by each of the Company and AAMM and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company and AAMM, enforceable against the Company and AAMM in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  3.4 Financial Statements. The Company has previously delivered to Purchaser copies of the following financial statements: (a) the audited Balance Sheets of the Company as of December 31, 1995 and 1996 and the Statements of Income, Shareholders' Equity and Cash Flows of the Company for the years ended December 31, 1995 and 1996, together with the notes thereto, and the unqualified opinion of Ernst & Young LLP, the Company's independent auditors

(the "Audited Financial Statements") and (b) the balance sheet of the Company as of June 30, 1997 (the "Balance Sheet") and the Statements of Income, Shareholders' Equity and Cash Flows of the Company for the six months ended June 30, 1997 (collectively with the Audited Financial Statements, the "Financial Statements"). The Financial Statements fairly present the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated. Each of the Financial Statements has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis except as disclosed in the footnotes thereto (if applicable) and, with respect to financial statements referred to in clause (b), subject to normal year-end adjustments.

                  3.5 No Undisclosed Liabilities. Except as disclosed in Section
3.5 of the Disclosure Schedule, the Company and the Subsidiaries have no liabilities or obligations, whether accrued, absolute or contingent that are required to be reflected on or disclosed in a balance sheet of the Company prepared in accordance with GAAP (including appropriate footnote disclosure), other than (i) liabilities and obligations that are reflected, accrued or reserved for or disclosed in the Balance Sheet, (ii) obligations incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet and (iii) other liabilities and obligations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  3.6 No Approvals or Conflicts. Except as set forth in Section
3.6 of the Disclosure Schedule or expressly provided herein, neither the execution and delivery by the Company and AAMM of this Agreement nor the consummation by the Company and AAMM of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company or AAMM, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or any of the Subsidiaries, under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Company or any of the Subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Company or any of the Subsidiaries or any of their respective properties or (iv) except for applicable requirements of the HSR Act, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, which, in the case of clauses (ii), (iii) and (iv) above, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  3.7 Compliance with Law; Governmental Authorizations. Except as set forth in Section 3.7 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries are in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company which violation or violations would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 3.7 of the Disclosure Schedule, the licenses, permits and other governmental authorizations held by the Company and its Subsidiaries are valid and sufficient for the conduct of the Company's businesses as currently conducted, except where the failure to hold such licenses, permits and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  3.8 Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, as of the date of this Agreement, there are no actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the

Company or any of the Subsidiaries, before any court or governmental or regulatory authority or body which, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  3.9 Title to Assets. Except as set forth in Section 3.9 of the Disclosure Schedule, on June 30, 1997, the Company had and, except with respect to assets disposed of in the ordinary course of business since June 30, 1997, the Company now has, good and valid title to all the properties and assets owned by the Company and reflected on the Balance Sheet or which would have been reflected on the Balance Sheet if acquired prior to June 30, 1997 free and clear of all Encumbrances of any nature except for (i) exceptions to title as set forth in Section 3.9 of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are properly reflected on the Balance Sheet; (iii) liens for Taxes (as defined in Section 3.11) not yet payable or any Taxes being contested in good faith; (iv) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (v) such imperfections of title and encumbrances, if any, as would not reasonably be expected, individually or in the aggregate, to materially impair the value of such properties and assets, taken as a whole (together, the "Permitted Encumbrances"). The Company owns, or has valid leasehold interests or other contractual rights in, all material tangible properties and assets used in the conduct of the Company's business as presently conducted. None of the Subsidiaries owns any material tangible properties or assets.

                  3.10 Absence of Certain Changes. Except as disclosed in
Section 3.10 of the Disclosure Schedule, since June 30, 1997 (i) the business of the Company has been conducted only in the ordinary course and consistent with past practice in all material respects, (ii) the Company has not suffered a Material Adverse Effect and (iii) neither the Company nor any of the Subsidiaries has taken any action which would require the consent of Purchaser under Section 5.1(b) had such action been taken by the Company or any Subsidiary after the date hereof.

                  3.11 Taxes. (a) The Company, or an Affiliate or other

representative of the Company on its behalf, has (i) duly filed with the appropriate Federal, state, local and foreign taxing authorities all material Tax Returns (as defined below) required to be filed by or with respect to the Company and the Subsidiaries, and (ii) paid or made provision for in the Balance Sheet all material Taxes (as defined below) due and required to be paid by the Company and the Subsidiaries regardless of whether shown as being owed on such required Tax Returns. Except as set forth in Section 3.11 of the Disclosure Schedule, as of the date of this Agreement, (i) neither the Company nor any Affiliate or, to the Company's knowledge, other representative of the Company has received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for material Taxes of the Company or any member of the consolidated, combined or unitary group, of which the Company is or was at any time a member (the "Tax Group") which have not been paid or finally settled and any such deficiency or assessment disclosed in Section 3.11 of the Disclosure
Schedule is being contested in good faith through appropriate proceedings; (ii) no audit of any Tax Return concerning the Company or any member of the Tax Group is pending, being conducted, or, to the knowledge of the Company and the Stockholders, threatened to be instituted by a Tax authority for periods during which the Company was a member of the Tax Group; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted to the Company or any member of the Tax Group and is currently in effect for periods during which the Company was a member of the Tax Group; (iv) no consent under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") has been filed with respect to the Company or any member of the Tax Group; (v) neither the Company nor any of the Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company of any "excess parachute payments" within the meaning of Section 280G of the Code; (vi) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (vii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(viii) the Company is not doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise Tax Returns; (ix) all Taxes required to be withheld, collected or deposited by or with respect to the Company and the Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (x) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Tax liability of the Company and the Subsidiaries; (xi) neither the Company nor any of the Subsidiaries is a party to any written or unwritten tax sharing agreement or indemnity agreement or agreement executed or agreed to on or prior to the date of this Agreement; (xii)
Section 3.11 of the Disclosure Schedule sets forth, to the Company's best knowledge as of the date of this Agreement, the actual and estimated tax bases of the Company's inventory and property, plant and equipment as of December 31, 1996 and the date of this Agreement; and (xiii) the Company has no liability for any due and owing Taxes of any person other than the Company under

Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law).

                      (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, service, leasing, occupation, excise, property, sales and use, transfer, gains, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                      (c) For purposes of this Agreement, "Tax Return" shall mean any return, amended return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

                  3.12 Employee Benefits. (a) Section 3.12 of the Disclosure Schedule sets forth a true and complete list of each employee benefit or compensation plan, program and contract, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any multiemployer plan within the meaning of Section 3(37) of ERISA, to which the Company or any of the Subsidiaries is a party, under which any employee or former employee of the Company has any present or future right to benefits, with respect to which the Company or any of the Subsidiaries could incur liability under ERISA or the Code that is maintained for employees or former employees of the Company or any of the Subsidiaries and to which the Company or any of the Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of the Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), is obligated to contribute (the "Plans"). Each Plan has been maintained in substantial compliance with all applicable laws and has been operated in all material respects in compliance with its terms. Except as set forth in Section
3.12 of the Disclosure Schedule, (i) no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA. Any Plan intended to be "qualified" (within the meaning of Section 401(a) of the Code) either (x) has received a favorable Determination Letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred nor condition exists which could reasonably be expected to result in the revocation of such Determination Letter, or (y) is the subject of an application for such a Determination Letter.

                      (b) No event has occurred which would subject the Company or any of the Subsidiaries to liability under the terms of any Plan (including solely for this purpose, any Plan maintained by any ERISA Affiliate of the Company) under ERISA, the Code or any other applicable law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  3.13 Labor Relations. Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement, labor contract or letter of understanding with a union or labor organization applicable to employees of the Company nor are any of its employees represented by any other union or labor organization. Except as set forth in Section 3.13 of the Disclosure Schedule,
(i) the Company and the Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for such violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Affect, (ii) neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice which has had or is reasonably expected to have a Material Adverse Effect, and (iii) there is no labor strike, material slowdown or stoppage or material labor dispute actually pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries.

                  3.14 Patents, Trademarks, Trade Names, Etc. Section 3.14 of the Disclosure Schedule contains a list of all patents, trademarks, trade names and copyrights (collectively, "Intellectual Property") used or owned by the Company or any of the Subsidiaries as of the date of this Agreement which are material to the Company and the Subsidiaries, taken as a whole, and a list of all material licenses and other agreements (collectively, "License Agreements") relating thereto. Except as set forth in Section 3.14 of the Disclosure Schedules, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use the Intellectual Property or the License Agreements, and (ii) as of the date of this Agreement, the Company has received no written notice of any claims by any person to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such License Agreement, which claims, if adversely decided, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Since January 1, 1995, to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or violated any such Intellectual Property rights of the Company in any material respect.

                  3.15 Contracts. Except as may be permitted by Section 5.1,
Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of all material contracts, agreements and understandings to which the Company or any of the Subsidiaries is a party which require ongoing annual payments in excess of $1.0 million. Except as set forth in Section 3.15 of the Disclosure Schedule, (i) each of the contracts, agreements and understandings to which the Company or any of the Subsidiaries is a party or by which any of their respective assets or operations may be bound is in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (ii) there are no existing defaults by the Company or any of the Subsidiaries thereunder, which defaults would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

                  3.16 Environmental Matters. Except as set forth in Section
3.16 of the Disclosure Schedule, since January 1, 1995 neither the Company nor any of the Subsidiaries has received any written notice alleging the present or past violation of any applicable Federal, state or local laws or regulations related to the protection of human health or the environment ("Environmental Laws") which would reasonably be expected to result in a Material Adverse Effect and (i) the Company and the Subsidiaries are and have been in compliance with all Environmental Laws, (ii) the Company and the Subsidiaries have obtained and are and have been in compliance with all required governmental environmental permits with respect to the business of the Company as currently conducted,
(iii) no hazardous waste, substance or material has been stored, treated, released or disposed of by the Company or any of the Subsidiaries or, to the knowledge of the Company, by any other person, on the real property owned, operated or leased by the Company except in compliance with applicable Environmental Laws and (iv) the Company and the Subsidiaries have disposed of their respective hazardous waste products with respect to the operations of the Company's business in compliance with Environmental Laws except, in each case referred to in clauses (i) through (iv) above, where such failure to be in compliance or to obtain, store, treat or dispose of would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  3.17 Brokers' and Other Fees. Except for the fees payable by the Company as set forth in Section 9.3, no broker, finder or investment banker is entitled to any fee or commission from the Company in connection with the transactions contemplated hereby upon arrangements made by or on behalf of the Stockholders.
                                       16

                  3.18 Affiliated Transactions. Section 3.18 of the Disclosure Schedule contains accurate summaries of the principal terms of all arrangements, relationships and transactions between the Company or any of the Subsidiaries and any of the Stockholders or any director, officer, employee or any other Affiliate of the Company, the Subsidiaries or any of the Stockholders since January 1, 1995 other than arrangements, relationships and transactions with officers or employees in the ordinary course of employment.

                  3.19 Recalls. Section 3.19 of the Disclosure Schedule sets forth a summary of each recall (voluntary or involuntary) of products manufactured by the Company or any of the Subsidiaries (or recalls of any vehicles because of a problem relating to products manufactured by the Company or any of the Subsidiaries) since January 1, 1995, describing in each case the nature of the problem giving rise to such recall, the number of vehicles or products recalled, and the aggregate costs incurred by the Company for each such recall. Except as set forth on Section 3.19 of the Disclosure Schedule, the Company has no knowledge of any defects which could reasonably be expected to result in a recall (voluntary or involuntary) of products manufactured by the Company or any Subsidiary (or vehicles containing products manufactured by the

Company or any Subsidiary) within the next two years.

                  3.20 Product Liability Claims. Section 3.20 of the Disclosure Schedule sets forth a summary of each Product Liability Claim (as defined below) in excess of $50,000 paid by the Company or any of the Subsidiaries during the past three years, and each outstanding Product Liability Claim in excess of $50,000. Except as set forth on Section 3.20 of the Disclosure Schedule, the Company has no knowledge of any design or manufacturing defects which could reasonably be expected to result in future Product Liability Claims that would reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 3.20, the term "Product Liability Claim" shall mean any claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any vehicle or product manufactured, sold, leased or delivered by the Company or any of the Subsidiaries.

                  3.21 Real Property. (a) The Company has good and marketable fee simple title to the real property owned by the Company (the "Real Property"), free and clear of all Encumbrances other than Permitted Encumbrances, and the Company is in possession of the Real Property. The Company has rights of ingress and egress with respect to the Real Property and the manufacturing plants and other facilities located on such Real Property (the "Facilities") adequate to conduct its business as currently conducted.

                      (b) The Company has valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the real property leases (the "Real Property Leases") for the full term thereof. Each Real Property Lease is in full force and effect except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                      (c) The Company has heretofore made available to Purchaser prior to the execution of this Agreement true and complete copies (to the extent in the possession of the Company) of (i) all legal descriptions and surveys with respect to the Real Property and (ii) all Real Property Leases (including any amendments and renewal letters).

                      (d) No material Real Property is subject to any option, rights of first refusal or other contractual rights to purchase, acquire, sell or dispose of such Real Property or any portion thereof or interest therein. There are no condemnation or appropriation proceedings pending or, to the knowledge of the Company, threatened against any of the Real Property or the Facilities.

                      (e) The Subsidiaries do not own any Real Property and are not parties to any Real Property Leases.

                  3.22 Insurance. Section 3.22 of the Disclosure Schedule sets forth a list of the material insurance policies applicable to the business of the Company and, as of the date of this Agreement, all current claims under such policies, except for workers' compensation claims incurred in the ordinary course of business. Each policy referred to in the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid (within any applicable grace period) and the Company has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect. Except as disclosed in Section 3.22 of the Disclosure Schedule and except for workers' compensation claims incurred in the ordinary course of business, the Company has not received written notice, as of the date of this Agreement, that any insurer under any such policy is denying liability with respect to a current claim thereunder or defending any claim under a reservation of rights clause.

                  3.23 Required Assets. The Company and the Subsidiaries own, lease or have licenses or other contractual rights to use all of the material tangible and intangible assets used by them in the conduct of the Company's business as presently conducted.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

                  Purchaser hereby represents and warrants to the Stockholders as follows:

                  4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  4.2 Authorization, Etc. Purchaser has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Purchaser has duly approved and authorized the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, and no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  4.3 No Approvals or Conflicts. Except as set forth in Section
4.3 of the Disclosure Schedule, neither the execution and delivery by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Purchaser, (ii)

violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of Purchaser's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Purchaser or its subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Purchaser or its subsidiaries or any of their respective properties, or (iv) except for applicable requirements of the Exchange Act and the HSR Act, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party, which, in the case of clauses (ii),
(iii) and (iv) above, would have a material adverse effect on the business, operations or financial condition of Purchaser and its subsidiaries, considered as a single enterprise or on Purchaser's ability to consummate the transactions contemplated hereby.

                  4.4 Acquisition for Investment. Purchaser acknowledges that neither the offer nor the sale of the Shares has been registered under the Securities Act. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act.

                  4.5 Financing. Purchaser has delivered to the Stockholders true and complete copies of all debt commitment letters of the Lenders received by Purchaser with respect to the Financing (the "Debt Commitment Letters"), as well as the equity commitment letter of Blackstone Capital Partners II Merchant Banking Fund L.P. ("Blackstone") with respect to the Acquired Shares Purchase Price (together with the Debt Commitment Letters, the "Commitment Letters"). The proceeds of the Financing and the equity contribution referred to above will be sufficient to enable AAMM, the Company and Purchaser to consummate the transactions contemplated by this Agreement. On the Closing Date, the capital structure of Purchaser will be as set forth in Section 4.5 of the Disclosure Schedule.

                  4.6 No Brokers' or Other Fees. Except for the fees payable by Purchaser, AAMM or the Company as set forth in Section 9.3, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

                                    ARTICLE V


                            COVENANTS AND AGREEMENTS

                  5.1 Conduct of Business by Company. The Company covenants that, except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in Section 5.1 of the Disclosure Schedule, or (iii) as consented to in writing by Purchaser, from and after the date of this Agreement and until the Closing Date, the Company shall:

                      (a) use reasonable best efforts consistent with good business judgment to preserve intact the present business organization of the Company and to operate the Company in the ordinary course of business consistent with past practice in all material respects;

                      (b) not (i) issue or sell any shares of capital stock or other securities of the Company or any options, warrants or commitments of any kind with respect thereto, other than the issuance of Common Stock upon exercise of the Company Options to purchase up to 1,747 shares of Common Stock,
(ii) directly or indirectly purchase, redeem or otherwise acquire or dispose of any shares of capital stock of the Company; (iii) declare, set aside or pay any dividend or other distribution or advance on its capital stock or make any other distribution to its stockholders, except for the payment of accrued and unpaid dividends on the outstanding Class A Preferred Stock if and as declared; (iv) borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money; (v) subject any of the property or assets of the Company (real, personal or mixed, tangible or intangible) to any material mortgage, pledge, lien or encumbrance or otherwise permit or allow the sale or other disposition of any material property or assets of the Company (real, personal or mixed, tangible or intangible), other than the sale of the Company's products in the ordinary course of business consistent with past practice; (vi) make any material change in its accounting policies from those applied in the preparation of the Financial Statements; (vii) make any capital expenditures not set forth in the Capital Plan dated July 17, 1997, a copy of which has been previously provided to Purchaser, except for capital expenditures not in excess of $250,000 individually or $500,000 in the aggregate; (viii) modify or change in any material respect, or enter into or terminate, any material contract or commitment; (ix) acquire an equity interest in, or the assets of, any other corporation or entity; (x) waive any claims or rights relating to the Company's business, except in the ordinary course of business and consistent with past practice in an amount not to exceed $100,000 in the aggregate; (xi) increase the compensation payable or to become payable to any of its directors, officers or employees or take any action with respect to the grant of any severance or termination pay, or stay bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement), except any increases or grants made in the ordinary course of business consistent with past practice; (xii) make any material Tax election or pay any amounts under, or in respect of, any tax sharing agreement or arrangement, except for payments in accordance with the Tax Sharing Agreement; (xiii) amend its certificate of incorporation or bylaws;

(xiv) enter into any agreements or arrangements with an Affiliate; (xv) take any action that would, or that could reasonably be expected to, result in any of the representations or warranties of the Company set forth in this Agreement to become untrue; or (xvi) agree to do any of the foregoing.

                  5.2 Access to Books and Records; Cooperation.

                      (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Purchaser, and to Purchaser's accountants, counsel and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours, including all available environmental reviews or audits, during the period from the date of this Agreement through the Closing to their respective properties, books, contracts, commitments and records. The Company and its Subsidiaries shall furnish or cause to be furnished to Purchaser such financial and operating data and other information with respect to the business and properties of the Company, including access to the work papers of the Company's independent auditors, as Purchaser may from time to time reasonably request, and Purchaser and its representatives shall be entitled, in consultation with the Company, to such access to the representatives, officers and employees of the Company as Purchaser may reasonably request. Purchaser will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of February 19, 1997, between The Blackstone Group L.P. and the Company (the "Confidentiality Agreement").

                      (b) AAMM, the Company and Purchaser agree that from the Closing Date and until the fifth anniversary of the Closing, during normal business hours, AAMM and the Company shall permit, at no charge, cost or expense to AAMM, the Company or Purchaser and without disruption of AAMM's, the Company's or Purchaser's businesses, the Stockholders and their respective auditors and other representatives to have reasonable access to the tax, financial and accounting records relating to the Company's business prior to the Closing Date and to examine and, at the Stockholders' expense, take copies thereof.

                      (c) AAMM and the Company agree not to destroy at any time prior to the fifth anniversary of the Closing Date any books or records of AAMM or the Company without giving reasonable notice to the Stockholders, and within 30 days of receipt of such notice, the Stockholders may cause to be delivered to the Stockholders the records intended to be destroyed, at the Stockholders' expense.

                  5.3 Filings and Consents. Each of the Stockholders, the Company and AAMM, on the one hand, and Purchaser, on the other hand, shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. The parties agree to cause to be made all appropriate filings under the HSR Act as soon as practicable and to diligently pursue early termination of the waiting period under such Act.

                  5.4 Tax Matters.

                      (a) Mutual Cooperation. As soon as practicable, but in any event within 30 days after any Stockholder's or Purchaser's request, as the case may be, Purchaser shall cause the Company to deliver to the Stockholders, or the Stockholders shall deliver to the Company, such information and other data in the possession of the Stockholders, Purchaser or the Company relating to the Company's business prior to the Closing Date, as the case may be, and shall provide such other assistance as may reasonably be requested, relating to the Tax Returns and Taxes of the Company, including such information and assistance customarily required by the Stockholders or Purchaser, as the case may be, to cause the payment of all Taxes or to permit the preparation of any Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes of the Company or to otherwise enable the Stockholders or the Company, as the case may be, to satisfy their accounting or Tax requirements. The party requesting information or assistance hereunder shall reimburse the other party for reasonable expenses incurred in connection therewith. Notwithstanding Section 5.2(c), for a period of seven years after the Closing, and, if at the expiration thereof any Tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or judicial proceeding is in progress or such statutory period is extended, Purchaser shall cause the Company to, maintain and make available to the Stockholders, on the Stockholders' reasonable request, copies of any and all information, books and records referred to in this Section 5.4(a). After such period, Purchaser or the Company may dispose of such information, books and records, provided that prior to such disposition Purchaser shall give the Stockholders a reasonable opportunity to take possession of such information, books and records. Purchaser shall have the right to review any Tax Returns or portions thereof filed with respect to the Company prior to the Closing Date, which Tax Returns shall be filed and prepared in accordance with past practice utilized in filing prior Tax Returns, including estimated Tax Returns.

                      (b) Contests. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Company for periods ending prior to the Closing Date, the Company shall, promptly upon receipt by Purchaser or the Company of notice thereof, inform the Stockholders, and the Stockholders shall have the right, at their expense, to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings affect the amount of Taxes with respect to which the Company and Purchaser are entitled to indemnification pursuant to Section 9.1, provided that the Stockholders shall not be entitled to settle any claim for Taxes that would have the consequence of adversely affecting the liability for Taxes of the Company or its Subsidiaries for any period after the Closing Date to any extent

(including, but not limited to, the imposition of income tax deficiencies, reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods or the denial of amortization or depreciation deductions) without the prior written consent of Purchaser. Such consent shall not be unreasonably withheld and shall not be necessary to the extent the Stockholders have indemnified Purchaser and the Company against the effects of any such settlement. Purchaser, the Company and their representatives may also participate in any such proceedings at their own expense. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes with respect to which the Company and Purchaser are not entitled to indemnification pursuant to Section 9.1 because such Taxes are not covered by the indemnification provisions set forth in this Agreement, the Stockholders shall, promptly upon receiving notice thereof, inform Purchaser. The Company shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, but only to the extent such proceedings affect the amount of Taxes for which the Company is not entitled to indemnification pursuant to Section 9.1. The Stockholders and their representatives may also participate in any such proceedings at their own expense. Purchaser shall not (and shall cause the Company not to) file or amend any Tax Return with respect to periods ending on or prior to the Closing Date. Notwithstanding anything set forth herein, if a taxing authority requests an extension of the statute of limitations for assessment and the Stockholders control such proceeding, the extension shall not be granted if the statute of limitations would be extended to a date after five years following the Closing Date.

                      (c) Tax Sharing Agreements. (i) All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder, provided that Jupiter shall allocate the Taxes paid with respect to the consolidated, combined or unitary group of which Jupiter is a member (the "Tax Group") to the Tax liability of the Company and its Subsidiaries for purposes of Regulation ss. 1.1502-75(f)(2). Neither Jupiter nor any other member of the Tax Group shall seek a refund with respect to Taxes attributable to the Company's inclusion in the Tax Group without the prior written consent of the Company. In the event the Company consents to the application for such a refund, Jupiter shall pay to the Company any amounts received pursuant to such refund application. Notwithstanding the foregoing, Jupiter or any member of the Tax Group may seek and retain a refund with respect to Taxes attributable to adjustments to the income, deductions, or other items of any entity that is part of the Tax Group for the period relating to the refund; provided, that any such refund that results from adjustments to the Taxes of the Company prior to the Closing Date shall be paid to the Company; provided, further, that notwithstanding the foregoing, any refund or credit resulting from an ineffective or invalid election under Section 338(h)(10) of the Code, or any comparable state or local laws, shall be paid to Jupiter.

                          (ii) Upon the later of (i) 60 days following the

         Closing Date and (ii) the first quarterly estimated payment date for Federal income taxes following the Closing Date, the Company, in consultation with Jupiter, shall deliver written notice of (x) the total amount of Federal income tax due from the Company for 1997 through the Closing Date (the "Closing Period"), as determined consistent with past practices, calculated assuming no Section 338(h)(10) election is made (the "Total Hypothetical Taxes"), and (y) the sum of all amounts paid by the Company to Jupiter or any Affiliate of Jupiter (other than the Company) with respect to the Closing Period pursuant to the terms of the Tax Sharing Agreement (the "Sharing Payments"). Within two business days after receipt of such notice (i) the Company shall deliver an amount equal to the Total Hypothetical Taxes less the Sharing Payments to an account or accounts specified in writing by Jupiter by wire transfer of immediately available funds, in the event the Total Hypothetical Taxes exceed the Sharing Payments, or (ii) Jupiter shall deliver an amount equal to the Sharing Payments less the Total Hypothetical Taxes to an account or accounts specified in writing by the Company by wire transfer of immediately available funds, in the event the Sharing Payments exceed the Total Hypothetical Taxes.

                      (d) Certain Taxes. All transfer, gains, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed on the Company or the Stockholders and incurred in connection with this Agreement which accrue on or prior to the Closing Date ("Transfer Taxes") shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentatio with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law. Purchaser will, and will cause the Company and its Subsidiaries to, join in the execution of any such Tax Returns and other documentation (including documentation providing exemptions or refunds of Transfer Taxes, any such refunds to be paid to the Stockholders).

                      (e) Certain Other Matters. Except for obligations with respect to Taxes for which the Company and Purchaser are entitled to indemnification pursuant to Section 9.1, the Company shall be liable for and shall pay promptly any and all Taxes imposed on the Stockholders (or promptly reimburse the Stockholders for any such Taxes paid by the Stockholders) with respect to the Company or imposed on the Company.

                      (f) Prior to the Closing Date, the Company shall either (i) file its Tax Returns for the taxable year ending December 31, 1996 and provide such Tax Returns to Purchaser or (ii) provide a pro forma Tax Return to Purchaser, as filed and/or prepared, as the case may be, by the Company in accordance with past practice utilized in filing prior Tax Returns, including estimated Tax Returns.

                  5.5 WARN Act. Purchaser and the Stockholders agree that for purposes of the United States Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser acknowledges and represents that it has no present intent to effectuate a "mass layoff" or "plant closing" with respect to AAMM or the Company as defined in the WARN Act. Purchaser agrees that from and after the Closing Date AAMM and the Company shall be responsible for any notification required under the WARN Act with respect to AAMM or the Company, as applicable, and AAMM and the Company shall indemnify the Stockholders and hold the Stockholders harmless from and against all fines and other payments which may become due under the WARN Act with respect to AAMM and the Company.

                  5.6 Employee Benefits. Immediately after the Closing, the Company shall have the same responsibilities and rights with respect to any Plan or employee benefit or labor contract, plan, program, agreement, policy or arrangement including any employment agreement, severance agreement, option agreement or collective bargaining agreement in effect and disclosed to Purchaser on the date hereof as the Company had prior to the Closing.

                  5.7 Supplements to Disclosure Schedule. From time to time prior to the Closing, the Stockholders, the Company and Purchaser will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. Except with respect to a supplement or amendment not objected to in writing by the Stockholders, the Company or Purchaser within ten business days after receipt thereof, no supplement or amendment by the Stockholders, the Company or Purchaser shall have any effect for the purpose of (i) determining satisfaction by the Stockholders of the conditions set forth in Sections 6.1 and 6.2 hereof or (ii) determining satisfaction by Purchaser of the conditions set forth in Sections 7.1 and 7.2 hereof.

                  5.8 Covenant to Satisfy Conditions. Each party agrees to use reasonable best efforts to ensure that the conditions set forth in Article VI and Article VII hereof are satisfied, insofar as such matters are within the control of such party.

                  5.9 Director and Officer Liability and Indemnification. For a period of seven years after the Closing, Purchaser shall not permit AAMM or the Company to amend, repeal or modify any provision in its respective Certificate of Incorporation or Bylaws relating to the exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that the officers and directors of AAMM and the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law. Notwithstanding the foregoing, the provisions of this Section 5.9 may not be relied upon by the Stockholders to avoid liability in connection with any indemnification claim made by a Purchaser Indemnified Party (as defined herein) pursuant to Section

9.1(a) of this Agreement.

                  5.10 Contact with Customers and Suppliers. Purchaser and its representatives shall contact and communicate with the employees, customers, suppliers and licensors of the Company in connection with the transactions contemplated hereby only with the prior written consent of the Stockholders, which consent may be conditioned upon a designee of the Stockholders being present at any such meeting or conference.

                  5.11 Financing. The Company, AAMM and their respective officers and employees will provide all reasonable cooperation in connection with the arrangement of the Financing, including without limitation the execution and delivery of any commitment letters, pledge and security documents, other definitive financing documents, or other requested agreements, certificates or documents, including any indemnity agreements, in connection with the closing of the Financing as may be reasonably requested by Purchaser. Purchaser hereby agrees to use its reasonable best efforts, subject only to the conditions set forth in the Commitment Letters, to arrange the Financing, including using its reasonable best efforts (i) to assist the Company in the negotiation of definitive agreements with respect to the Financing and (ii) to satisfy all conditions applicable to Purchaser in such definitive agreements; provided, however, that the Company shall not be responsible for funding any commitment fees or other fees and expenses in connection with the foregoing unless the transactions contemplated by this Agreement are consummated. Purchaser will keep the Company informed of the status of its efforts to arrange the Financing, including making reports with respect to significant developments.

                  5.12 Affiliated Transactions. Except as set forth in Section
5.12 of the Disclosure Schedule, prior to or concurrently with the Closing, all contracts, arrangements or obligations between the Company or any of the Subsidiaries, on the one hand, and the Stockholders or any of their Affiliates, on the other hand, shall be terminated without the payment of any monies required by the Company or the Subsidiaries.

                  5.13 Financial Statements and Reports. As promptly as practicable, the Company shall provide to Purchaser true and complete copies of the Company's monthly unaudited Balance Sheets and Statements of Income, Shareholders' Equity and Cash Flows, together with the notes thereto, if any (the "Interim Financial Statements"). The Interim Financial Statements shall be prepared on a basis consistent with the Financial Statements referred to in
Section 3.4 and shall fairly present the financial position and results of operations of the Company in accordance with GAAP as of the dates and for the periods set forth in such interim financial statements. As promptly as practicable, the Company shall deliver to Purchaser true and complete copies of such other regularly prepared financial statements, reports and analyses as may be prepared by the Company and delivered to the Company's existing lenders under its credit facilities.

                  5.14 Section 338(h)(10) Election. Within 60 days after the Closing Date, AAMM and Jupiter shall jointly cause an election on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service under Section 338(h)(10) and 338(g) of the Code and comparable state and local tax laws, concerning the transactions contemplated by this Agreement. AAMM shall, with the assistance and cooperation of the Stockholders, prepare all Section 338(h)(10) forms in accordance with applicable Tax laws, and AAMM shall deliver such forms and related documents to Jupiter at least 40 days prior to the due date of filing. Jupiter shall deliver to AAMM at least 20 days prior to the due date of filing such completed forms as are reasonably requested by AAMM and required to be filed under Section 338(h)(10) of the Code and comparable state and local tax laws. Jupiter and AAMM shall use their best efforts to agree, as soon as practicable after the Closing, on the computation of the Modified Aggregate Deemed Sale Price ("MADSP") (as defined under Treasury Regulations) and the allocation of the MADSP among the assets as of the Closing Date. AAMM, the Company and the Stockholders will not take any position in any Tax Return or proceeding that is inconsistent with the election under Section 338(h)(10) of the Code, including the allocation of purchase price among the assets. Assuming the parties hereto make the timely, effective and valid election under Section 338(h)(10) and Section 338(g) of the Code (as well as comparable elections under state and local tax laws) as contemplated herein (the "Election"), Jupiter will pay all Election Taxes accruing on or before the Closing Date which result from the Election and from any comparable timely, effective and valid election under state or local tax laws.

                  5.15 Disclosure. The Company shall promptly notify Purchaser of, and furnish Purchaser with any information Purchaser may reasonably request with respect to the occurrence, to the best knowledge of the Stockholders, of any event or condition or the existence of any fact that would cause any of the conditions to Purchaser's obligations to consummate the transactions contemplated by this Agreement not to be fulfilled. Purchaser shall promptly notify the Stockholders of, and furnish the Stockholders with any information the Stockholders may reasonably request with respect to the occurrence, to the best knowledge of Purchaser, of any event or condition or the existence of any fact that would cause any of the conditions to the Stockholders' obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

                                   ARTICLE VI

                   CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS

                  The obligations of the Stockholders to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by the Stockholders.


                  6.1 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement that are qualified by materiality shall be true and correct in all respects on the Closing Date as though such representations and warranties were made at such date, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true in all respects as of such earlier date, and the representations and warranties made by Purchaser in this Agreement that are not qualified by materiality shall be true and correct in all material respects as though such representations and warranties were made at such date, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true in all material respects as of such earlier date.

                  6.2 Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser prior to the Closing.

                  6.3 Preferred Stock Purchase and Redemption. Jupiter shall have purchased from General Motors Corporation ("GM"), and the Company shall have redeemed from Jupiter, all of the issued and outstanding shares of Class A Preferred Stock upon the terms set forth in the Class A Preferred Stock Purchase Agreement, by and between the Company and GM (the "Preferred Stock Purchase Agreement"), plus, in the case of the redemption of such shares by the Company, an amount equal to the interest carrying expenses associated with such Class A Preferred Stock from the date of the purchase of such shares by Jupiter through and including the Closing Date, and all of the other obligations under the Preferred Stock Purchase Agreement shall have been satisfied or waived.

                  6.4 Officer's Certificate. Purchaser shall have delivered to the Stockholders a certificate, dated as of the Closing Date and executed by the President or a Vice President of Purchaser, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

                  6.5 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                  6.6 Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein and no provision of any applicable law or regulation shall prohibit the consummation of the transactions contemplated by this Agreement.

                  6.7 Closing Certificates. The Stockholders shall have received all certificates and other documents evidencing Purchaser action to approve the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Stockholders.

                                   ARTICLE VII


                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                  The obligations of Purchaser to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser.

                  7.1 Representations and Warranties. The representations and warranties made by the Stockholders and the Company in this Agreement that are qualified by materiality shall be true and correct in all respects on the Closing Date as though such representations and warranties were made at such date, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true in all respects as of such earlier date, and the representations and warranties made by the Stockholders in this Agreement that are not qualified by materiality shall be true and correct in all material respects as though such representations and warranties were made at such date, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true in all material respects as of such earlier date.

                  7.2 Performance. The Stockholders, AAMM and the Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by the Stockholders, AAMM and the Company prior to the Closing.

                  7.3 Preferred Stock Purchase and Redemption. Jupiter shall have purchased from GM, and the Company shall have redeemed from Jupiter, all of the issued and outstanding shares of Class A Preferred Stock upon the terms set forth in the Preferred Stock Purchase Agreement, plus, in the case of the redemption of such shares by the Company, an amount equal to the interest carrying expenses associated with such Class A Preferred Stock from the date of the purchase of such shares by Jupiter through and including the Closing Date, and all of the other obligations under the Preferred Stock Purchase Agreement shall have been satisfied or waived.

                  7.4 Park Corporation Guarantee. The Stockholders shall have delivered or caused to be delivered an executed copy of the Park Corporation Guarantee, substantially in the form attached hereto as Exhibit B.

                  7.5 Officer's Certificate. The Stockholders shall have delivered to Purchaser a certificate, dated as of the Closing Date and executed by the President or Chief Financial Officer of the Company, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

                  7.6 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                  7.7 Injunctions and Certain Other Matters. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein and no provision of any applicable law or regulation shall prohibit the consummation of the transactions contemplated by this Agreement. Since the date of this Agreement, (i) there shall not have been instituted or, to the knowledge of the Company, threatened against the Company any action, proceeding or investigation before any court or governmental or regulatory authority or body and (ii) the Company shall not have received written notice that any insurer under any material insurance policy applicable to the business of the Company is denying liability with respect to a current claim thereunder or defending any claim under a reservation of rights clause except, in the case of clause (i), actions, proceedings or investigations or, in the case of clause (ii), liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  7.8 Funding. The entire amount of the funds set forth in the Debt Commitment Letters shall have been received by the Company.

                  7.9 Resignation of Directors. All directors of the Company and any Subsidiary whose resignation shall have been requested by Purchaser prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the close of business on the Closing Date.

                  7.10 Closing Certificates. Purchaser shall have received all certificates and other documents evidencing the Company and the Stockholder action to approve the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Purchaser.

                  7.11 Stockholder Approval. The Stockholders (including the shareholders of Jupiter) shall have approved the transactions contemplated in the letter dated September 19, 1997 between Mr. Dauch and Purchaser (as such letter contemplates actions to be taken by AAMM) in the manner set forth in
Section 280(b)(5)(B) of the Code and the proposed regulations thereunder, to the extent applicable.

                                  ARTICLE VIII

                                   TERMINATION

                  8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

                      (a) by the mutual consent of the Stockholders and Purchaser;

                      (b) by either the Stockholders or Purchaser in the event the Closing has not occurred on or before October 29, 1997 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date; or

                      (c) by either the Stockholders or Purchaser in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

                  8.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by the Stockholders or Purchaser pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other parties. If the transactions contemplated by this Agreement are terminated as provided herein:

                      (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                      (b) All confidential information received by Purchaser with respect to the business of the Company shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with its terms; and

                      (c) No party to this Agreement will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and
(b) of this Section 8.2, (ii) for any willful breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 Indemnification. (a) Subject to Sections 9.1(c), 9.1(d) and 9.1(e), the Company, AAMM, Purchaser, and their respective directors, officers, employees, affiliates, advisors, representatives, successors and assigns (collectively, "Purchaser Indemnified Parties") shall be indemnified and held harmless as follows:

                           (i) by each Stockholder, with respect to any and all damages, claims, losses, liabilities, costs, deficiencies and expenses (including without limitation interest, penalties and reasonable legal, accounting and other expert or advisory fees and expenses, but not including consequential damages, claims, losses, liabilities, costs, deficiencies and expenses) (collectively, "Damages") incurred or sustained by a Purchaser Indemnified Party as a result of any breach by such Stockholder of its or his covenants or agreements contained herein or the breach of its or his representations and warranties set forth in Article II;

                           (ii) by Jupiter with respect to any and all Damages incurred or sustained by the Company for any unpaid Taxes (A) of any members of the Tax Group (other than the Company and its Subsidiaries) under Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise and (B) for which Jupiter is responsible pursuant to Section 5.14; and

                           (iii) by Jupiter with respect to any and all Damages incurred or sustained by the Company for any unpaid ERISA liabilities of any Person (other than the Company and its Subsidiaries) resulting solely from the Company's affiliation with any entity which was a member of the Company's Controlled Group at any time prior to the Closing Date. For purposes of this Section 9.1 (a)(vi), "Controlled Group" means any entity which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code as of the date hereof.

                      (b) The Company, AAMM and Purchaser jointly and severally shall indemnify and hold the Stockholders, and the Stockholders' directors, officers, employees, affiliates, advisors, representatives, successors and assigns (collectively, "Stockholder Indemnified Parties") harmless from and against and in respect of:

                          (i) any and all Damages incurred or sustained by a Stockholder Indemnified Party as a result of any breach by Purchaser of its covenants or agreements contained herein;

                          (ii) any and all Damages incurred or sustained by a Stockholder Indemnified Party as a result of any breach by the Company or AAMM of their respective covenants or agreements contained herein which relate to actions or omissions by AAMM or the Company after the Closing; and

                          (iii) any and all Damages incurred or sustained by a Stockholder Indemnified Party as a result of any breach by the Purchaser of the representations and warranties set forth in Article IV; provided that (A) the Stockholders agree to aggregate their claims submitted pursuant to this clause (iii) so that the aggregate amount of any such claim is $100,000 or greater and (B) any claim for indemnification under this clause (iii) must be made in writing with specificity reasonable to the Company by a Stockholder Indemnified Party during the applicable survival period set forth in Section 9.1(c) below.


                      (c) The representations and warranties included in Sections 2.1, 2.2, 2.3, 4.1, 4.2 and 4.3 shall survive the Closing indefinitely. All other representations and warranties included in this Agreement shall expire and be terminated at the Closing. After expiration and termination of the respective representation or warranty, the Stockholders and Purchaser shall have no liability whatsoever with respect to any such representation or warranty with respect to any claim not asserted in writing with reasonable specificity before such expiration or termination.

                           (d) Promptly after receipt by an indemnified party
under this Section 9.1 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.1, notify the indemnifying party in writing of the claim or the commencement of that action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party unless the indemnifying party is materially prejudiced in its ability to defend such action. If any such claim shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled at its expense to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or action; provided, however, (i) the indemnifying party must acknowledge in writing its obligation to indemnify the indemnified party with respect to such claim and (ii) if the indemnified party has elected to be represented by separate counsel pursuant to the proviso to the following sentence or if such settlement or compromise does not include an unconditional release of the indemnified party for any liability arising out of such claim or action, such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 9.1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the opinion of counsel to the indemnified party, it is advisable for the indemnified party to be represented by separate counsel due to actual or potential conflicts of interest, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the indemnifying party; provided that in no event shall the indemnifying party be responsible for the fees of more than one counsel retained to represent the indemnified parties. The parties hereto shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding. For purposes of this Section 9.1(d) and Section 9.1(e) below, the Stockholders shall be deemed to be "indemnifying parties" with respect to matters subject to indemnification under clause (i) of Section 9.1(a). In the event that the provisions contained in this
Section 9.1(d) are inconsistent with the provisions contained in Section 5.4,

with respect to matters governed by Section 5.4, the provisions of such Section
5.4 shall govern.

                      (e) The indemnities provided in this Agreement shall survive the Closing. The indemnity provided in this Section 9.1 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (a) and (b) of this
Section 9.1. For Tax purposes, any payments made pursuant to this Section 9.1 shall be considered by the parties as an adjustment to the purchase price for the Shares or Acquired Shares, as the case may be.

                           (f) In the event a Stockholder Indemnified Party or a
Purchaser Indemnified Party receives insurance proceeds or realizes a Tax Benefit in respect of Damages for which a claim for indemnification under this Article IX is pending or is subsequently made, such claim for Damages shall be reduced by the amount of any such insurance proceeds or Tax Benefit. In the event a Stockholder Indemnified Party or a Purchaser Indemnified Party receives insurance proceeds or realizes a Tax Benefit in respect of Damages for which a claim for indemnification under this Article IX has previously been made, any payment by the Stockholders under Section 9.1(a)(i), by Jupiter and/or Park Corporation under Sections 9.1(a)(ii) and 9.1(a)(iii) or by the Company, AAMM and/or Purchaser under Section 9.1(b), as the case may be, resulting from such claim for Damages shall be reimbursed within five business days after receipt of such insurance proceeds or realization of such Tax Benefit, provided that such reimbursement shall not exceed the amount of such insurance proceeds or Tax Benefit, as the case may be. For purposes of this Section 9.1(f), a "Tax Benefit" shall mean an actual reduction in Taxes paid by the Indemnified Party taking into account the benefit associated with the payment of the Damages that gave rise to the claim for indemnification compared to the Taxes that would be payable by the Indemnified Party by excluding the payment of such Damages; provided, that a Tax Benefit will not result solely by reason of payments pursuant to Section

5.4(c)(ii), which represent additional proceeds to the Stockholders. Each Stockholder Indemnified Party and Purchaser Indemnified Party agrees to use reasonable efforts to obtain any such Tax Benefit and any such insurance proceeds, file all appropriate forms and take all necessary actions in connection therewith. To the extent (i) the Company is required to pay any Taxes attributable to a Tax period ending on or prior to the Closing Date, (ii) the Company does not receive indemnification for such Taxes from the Stockholders pursuant to any of the indemnification provisions of this Agreement and (iii) the Stockholders realize a Stockholder Tax Benefit attributable to the change in position that gave rise to such Tax, then the Stockholders shall pay the Company the amount of such Stockholder Tax Benefit. For purposes of this Section 9.1(f), a "Stockholder Tax Benefit" shall mean any actual reduction in Taxes paid by the Stockholders taking into account the change in position that gave rise to the increased Tax on the Company compared to the Taxes payable by the Stockholders by excluding the change in position that gave rise to the increased Tax of the Company.


                  9.2 The Stockholders' Obligations. The obligations of the Stockholders herein are several and not joint, except as otherwise provided in
Section 9.1.

                  9.3 Fees and Expenses. Except as otherwise specifically provided in this Agreement, the Stockholders shall bear their own respective expenses and Purchaser shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement; provided that if the Closing occurs the Company and AAMM shall be solely responsible for all such fees and expenses (i) incurred by Purchaser and (ii) incurred by the Company, including the fees and expenses of Merrill Lynch & Co., Berenson Minella & Company and Skadden, Arps, Slate, Meagher & Flom LLP and its affiliated entities, to the extent that the aggregate of such fees and expenses, together with the bonus payable, under certain circumstances, to Mr. McLernon as set forth in Schedule 5.1(b) of the Disclosure Schedule and the payments required at closing pursuant to the Phantom Stock Plan, as amended, do not exceed $30.0 million, it being understood and agreed that the Stockholders shall be responsible for such fees and expenses in excess of such amount; provided, however, that the parties hereto agree that any holder of a Phantom Stock Option who takes newly issued AAMM options in lieu of a single lump sum cash payment equal to the Phantom Stock Value for such Phantom Stock Option shall be deemed to have received a cash payment equal to the Phantom Stock Value for purposes of calculating the amount of the expenses set forth in this Section 9.3.

                  9.4 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

                  9.5 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by Purchaser and the Stockholders.

                  9.6 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of Purchaser, in the case of assignment by any Stockholder, and the Stockholders, in the case of any assignment by Purchaser; provided that Purchaser shall be entitled to assign its rights under this Agreement to one or more Affiliates of Purchaser.

                  9.7 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                  9.8 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered,
(b) received by registered or certified first-class mail, prepaid with return receipt requested, (c) delivered by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

                  If to Purchaser:

                           David A. Stockman
                           AAM Acquisition, Inc.
                           c/o Blackstone Management
                            Associates II L.L.C.
                           345 Park Avenue -- 31st Floor
                           New York, NY  10154
                           (212) 754-8720 (telecopier)
                           (212) 836-9818 (telephone)

                  with a copy to:

                           Robert L. Friedman, Esq.
                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY 10017-3954
                           (212) 455-2502 (telecopier)
                           (212) 455-2780 (telephone)

                  If to the Stockholders:

                           c/o Raymond P. Park
                           Park Corporation
                           6200 Riverside Drive
                           Cleveland, OH  44135
                           (216) 265-2559 (telecopier)
                           (216) 265-2560 (telephone)

                  With copies to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York 10022-3897
                           Attention:  Blaine V. Fogg, Esq.
                           (212) 735-2000 (telecopier)
                           (212) 735-3000 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

                  9.9 Complete Agreement. This Agreement, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  9.11 Publicity. The Stockholders and Purchaser will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release.

                  9.12 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.13 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  9.14 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.


                  9.15 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE STATE OF DELAWARE AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND HIMSELF, AS THE CASE MAY BE, AND IN CONNECTION WITH ITS OR HIS, AS THE CASE MAY BE, RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

                  9.16 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND

THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  IN WITNESS WHEREOF, each of Purchaser, the Company and the Stockholders have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        AAM ACQUISITION, INC.

                                        By
                                           ------------------------------------
                                           Name: David A. Stockman
                                           Title: President


                                        AMERICAN AXLE & MANUFACTURING, INC.

                                        By
                                           ------------------------------------
                                           Name: Richard E. Dauch
                                           Title: President & Chief Executive
                                                  Officer


                                        AMERICAN AXLE & MANUFACTURING
                                         OF MICHIGAN, INC.

                                        By
                                           ------------------------------------
                                           Name: Richard E. Dauch
                                           Title: President & Chief Executive
                                                  Officer

                                        JUPITER CAPITAL CORPORATION

                                        By
                                           ------------------------------------
                                           Name: Raymond P. Park
                                           Title: President


                                        ---------------------------------------
                                        Richard E. Dauch


                                        ---------------------------------------
                                        Morton E. Harris